                                                                    EXHIBIT 23.3

                 [DATAQUEST GARTNER MARKET DYNAMICS LETTERHEAD]


May 9, 2000



Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Credit Suisse First Boston:

        You have our approval to use the requested quotes as stated below for inclusion in an S-1 filing.

        "Widespread deployment of these technologies in wireless networks will increasingly enable the delivery of higher bandwidth applications such as streaming video and audio to handheld communications devices. Dataquest estimates that the number of wireless data subscribers worldwide will grow from approximately 14 million at the end of 1998 to approximately 102 million at the end of 2003."

        Please note the following text as a point of indemnification agreement:

        The GartnerGroup information contained therein represents GartnerGroup's estimates and no representation shall be made that GartnerGroup's information represents facts. Furthermore, Client agrees to indemnify and hold harmless GartnerGroup, its officers, employees and agents, from and against any and all claims, suits, actions, causes of action, and all liabilities, judgments, losses, costs, damages and expenses in connection therewith (including, but not limited to, all costs and expenses of investigation and all fees and expenses of counsel), arising, directly or indirectly, out of any breach of the foregoing or any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violations by Client of any rule or regulation promulgated under the Securities Act of 1933, as amended (or similar statute), as the term may be in effect from time to time relating to any action or inaction required of Client in connection with the Offering Memorandum.

        With respect to any indemnity sought against Client hereunder, GartnerGroup shall promptly notify Client of the claim in writing, and Client, upon the request of GartnerGroup, shall assume the defense thereof on behalf of GartnerGroup, including the employment of counsel and payment of expenses. GartnerGroup also shall have the right to participate in such defense and to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of GartnerGroup unless (1) Client and GartnerGroup shall mutually agree to the employment of such counsel, or (2) the named parties in any such action (including any impleaded parties) include both GartnerGroup and Client and GartnerGroup shall have been advised by such counsel that there may be one or more legal defenses available to GartnerGroup which are different from or additional to those available to Client (it being understood, however, that Client shall not, in connection with any one such claim to separate but substantially similar or related claims in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for GartnerGroup, which firms shall be designated in writing).

        GartnerGroup shall cooperate with reasonable requests of Client in the defense and disposition of any claim for which indemnification applies.

        Client shall not in any such defense, except with GartnerGroup's written consent, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by claimant or plaintiff of a release of GartnerGroup from all liability.

        Please acknowledge by e-mail or fax receipt and agreement with the above statement. If there are any questions, please let me know.

                                      Sincerely yours,

                                      /s/ David Hankin

                                      David Hankin
                                      Senior VP and Managing Director, Dataquest